EXHIBIT (a)(1)(E)

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

of

FSI INTERNATIONAL, INC.

at

$6.20 NET PER SHARE

Pursuant to the Offer to Purchase, dated August 27, 2012

by

RB MERGER CORP.

an indirect wholly-owned subsidiary of

TOKYO ELECTRON LIMITED

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, SEPTEMBER 24 2012, UNLESS THE OFFER IS EXTENDED.

August 27, 2012

To Our Clients:

Enclosed for your consideration is an Offer to Purchase, dated August 27, 2012 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, constitute the “Offer”), relating to the offer by RB Merger Corp., a Minnesota corporation (“Purchaser”) and an indirect wholly-owned subsidiary of Tokyo Electron Limited, a Japanese corporation (“Tokyo Electron”), to purchase all outstanding shares of common stock, no par value (the “Shares”), of FSI International, Inc., a Minnesota corporation (“FSI”), at a price of $6.20 per Share, net to the seller in cash, without interest thereon and subject to any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer. Also enclosed is a letter to FSI shareholders from the Chairman and Chief Executive Officer of FSI, accompanied by FSI’s Solicitation/Recommendation Statement on Schedule 14D-9.

We are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish to tender any or all of the Shares held by us for your account, pursuant to the terms and conditions set forth in the Offer.

Your attention is directed to the following:

1.        The offer price is $6.20 per Share, net to the seller in cash, without interest thereon and subject to any applicable withholding taxes, upon the terms and subject to the conditions of the Offer.

2.        The Offer is being made for all outstanding Shares.

3.        The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of August 13, 2012, by and among FSI, Tokyo Electron and Purchaser (as it may be amended from time to time, the “Merger Agreement”), pursuant to which, after completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser has agreed to merge with and into FSI, with FSI surviving as an indirect wholly-owned subsidiary of Tokyo Electron (the “Merger”).

4.        After careful consideration, the Board of Directors of FSI (the “FSI Board”) has unanimously (a) declared that the Merger Agreement and the transactions contemplated thereby, including the Offer, the Merger and the Top-Up Option (as defined in the Offer to Purchase), are fair to and in the best interests of FSI and its shareholders and (b) approved and declared advisable the Merger Agreement (including the plan of merger contained therein) and transactions contemplated thereby, including the Offer, the Merger and the Top-Up Option, in accordance with Minnesota law. The FSI Board recommends that FSI shareholders accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, to the extent required to consummate the Merger, approve the Merger and adopt the Merger Agreement.

5.        The Offer is subject to certain conditions described in Section 13 of the Offer to Purchase.

6.        The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Monday, September 24, 2012, unless the Offer is extended by Purchaser. Previously tendered Shares may be withdrawn at any time until the Offer has expired.

7.        Any transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, then please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, then all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the Offer.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Instruction Form with respect to the

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

of

FSI INTERNATIONAL, INC.

at

$6.20 NET PER SHARE

Pursuant to the Offer to Purchase, dated August 27, 2012

by

RB MERGER CORP.

an indirect wholly-owned subsidiary of

TOKYO ELECTRON LIMITED

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated August 27, 2012 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, constitute the “Offer”), relating to the offer by RB Merger Corp., a Minnesota corporation and an indirect wholly-owned subsidiary of Tokyo Electron Limited, a Japanese corporation, to purchase all outstanding shares of common stock, no par value (the “Shares”), of FSI International, Inc., a Minnesota corporation, at a price of $6.20 per Share, net to the seller in cash, without interest thereon and subject any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer.

This will instruct you to tender the number of Shares indicated on the reverse (or if no number is indicated on the reverse, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Account Number:	Number of Shares to Be Tendered

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Dated:                      , 2012

SIGN BELOW

Signature(s)

Please Type or Print Name(s)

Please Type or Print Address(es) Here

Area Code and Telephone Number

Taxpayer Identification or Social Security Number(s) * Unless otherwise indicated, you are deemed to have instructed us to tender all Shares held by us for your account.

Please return this form to the broker, dealer, commercial bank, trust company or other nominee maintaining your account.